EXHIBIT 10(ii)

SEPARATION AGREEMENT

        This SEPARATION AGREEMENT, dated and effective as of March 7, 2005, sets forth the agreement between CASINO ENTERTAINMENT TELEVISION, INC., a Delaware corporation (the “Company”), and STEPHEN B. LASSER, a Nevada resident (“Lasser”), with regard to the matters set forth herein.

RECITALS

        WHEREAS, in connection with that certain Share Exchange Agreement, dated April 30, 2004, Lasser (i) received Ten Million Four Hundred and Sixteen (10,400,016) shares of the common stock of the Company, $0.0001 par value per share (the “Shares”), (ii) became a member of the Board of Directors of the Company (the “Board”) and (iii) became the Chief Financial Officer of the Company (“CFO”).

        WHEREAS, Lasser’s position as the CFO and as a member of the Board have terminated.

        WHEREAS, Lasser and the Company desire that Lasser’s association with the Company completely terminate;

        WHEREAS, in connection with Lasser’s termination of association with the Company, Lasser has agreed to the cancellation of the Shares and the Company has agreed to release Lasser from the claims the Company has or may have against Lasser;

        WHEREAS, the Company and Lasser now desire to enter into this Separation Agreement to memorialize the terms of Lasser’s separation from the Company, including without limitation the cancellation of the Shares and the release of Lasser.

        NOW, THEREFORE, for and in consideration of the compensation, benefits and the mutual covenants and agreements contained in this Separation Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby covenant and agree as follows:

    1.        Release of Claims and Cancellation of Shares.

    (a)        Lasser Release and Share Cancellation. On the terms and subject to the conditions set forth in Section 5(a) this Agreement (i) Lasser agrees that all of his interests in the Company, including without limitation the Shares, are canceled without obligation to the Company and (ii) Lasser, for and on behalf of himself and his heirs, beneficiaries, executors, administrators, attorneys, successors, and assigns forever waives, releases, discharges, and covenants not to sue the Company, its officers, directors, shareholders, employees and agents, who are liable or who might be claimed by Lasser to be liable (hereinafter also referred to as the “Released Parties”), from and for any and all of Lasser’s potential or actual causes of action, including any attorney’s fees, relating to, without limitation, Lasser’s association with the Company and any written or unwritten agreement, arrangement or understanding pertaining to Lasser’s employment, proposed employment or other association with the Company (the “Employment Arrangements”) by and between Lasser and the Company, and any other relationship between Lasser and the Company, which are known or unknown, fixed or contingent, and by reason of any matter, cause, thing, charge, claim, right or action whatsoever, against and as to the Company and/or any of the other Released Parties, including, but not limited to any insurance coverage, benefits or premiums or on account of any alleged conduct of the Released Parties which might be alleged by Lasser to constitute discrimination, fraud or otherwise, or in any way related to Lasser’s association with the Company or any Employment Arrangement.

    (b)        Release by the Company. On the terms and subject to the conditions set forth in Section 5(b) of this Agreement, the Company for and on behalf of itself and its successors and assigns forever waives, releases, discharges, and covenants not to sue Lasser, from and for any and all of the Company’s potential or actual causes of action, including any attorney’s fees, relating to, without limitation, Lasser’s proposed employment with the Company, the Employment Arrangements and any other relationship between Lasser and the Company, which are known or unknown, fixed or contingent, and by reason of any matter, cause, thing, charge, claim, right or action whatsoever, against and as to Lasser, including, but not limited to any alleged conduct of Lasser which might be alleged by the Company to constitute fraud or otherwise, or in any way related to Lasser’s association with the Company or any Employment Arrangement.

    2.        Restrictions on Bringing Claims.

    (a)        Restrictions on Lasser. Subject to the conditions set forth in Section 5(a), Lasser, for and on behalf of himself and his heirs, beneficiaries, executors, administrators, attorneys, successors, and assigns, agrees and covenants not to file a lawsuit or administrative complaint or to assert any claim with respect to his association with the Company or any Employment Arrangement, including without limitation asserting any claims with regulatory or criminal authorities, against the Company or any of the other Released Parties.

    (b)        Restrictions on the Company. Subject to the conditions set forth in Section 5(b), the Company agrees and covenants not to file a lawsuit or administrative complaint or to assert any claim with respect to Lasser’s association with the Company or any Employment Arrangements, including without limitation asserting any claims with regulatory or criminal authorities, against Lasser.

    3.        Representations. Lasser hereby represents and warrants as follows:

    (a)        Schedule 3 sets forth a complete list of any contracts entered into, or other obligations, whether written or written, contingent or accrued incurred by, the Company between April 25,2004 and March 7, 2005 (the “Obligations”);

    (b)        All of the Shares are owned by Lasser free and clear of any liens or other encumbrances, and there are no options, subscriptions, warrants, commitments or other understandings pursuant to which Lasser is obligations to transfer, pledge or otherwise encumber the Shares;

    (c)        The Shares constitute all of Lasser’s direct or indirect interests in the Company, and there are no outstanding subscriptions, options, warrants, rights, securities, contracts, commitments, understandings or arrangements under or pursuant to which the Company or any other party is obligated to issue or transfer interests in the Company to Lasser.

    4.        Cooperation. Lasser hereby agrees to be available during reasonable hours to respond to questions from the Company or to assist the Company to discharge or otherwise perform the Obligations.

    5.        Conditions to Release of Claims and Cancellation of Shares.

    (a)        Conditions Precedent to Share Cancellation and Lasser Release. The release of claims and cancellation of Shares by Lasser described in Section 1 (a) and the covenants described in Section 2(a) shall be subject to the satisfaction of each of the following conditions precedent (each of which is hereby acknowledged to be included for the exclusive benefit of Lasser and may be waived in whole or in party by Lasser):

    (i)        Delivery by the Company of a bring down release in the form set forth in

Exhibit A.

    (ii)        Delivery by the Company of a copy of a release by Mary Anne Butcher, in the form attached hereto as Exhibit B.

    (b)        Conditions Precedent to the Company Release.

    (i)        Delivery by Lasser of the stock certificates evidencing the Shares, together with stock powers duly executed in blank (the “Stock Certificates”); provided, however, that if Lasser did not receive the Stock Certificates, Lasser may in lieu of delivering the Stock Certificates deliver an affidavit in the form attached hereto as Exhibit C;

    (ii)        Delivery by Lasser of a bring down release in the form attached hereto as

Exhibit D.

      6. Indemnification.

    (a)        Indemnification by Lasser. Lasser hereby agrees to defend, indemnify and hold harmless the Company and the other Released Parties from and against any claims, demands, actions, causes of action, damage, loss, costs, liability or expense (“Claims”) which may be brought against the Company or the other Released Parties and/or which they may suffer or incur as a result of, in respect of, or arising out of (i) the inaccuracy of any representation or warranty made by Lasser in this Agreement or any of the documents delivered by Lasser hereunder or (ii) the failure of Lasser to comply with any covenants or other commitments made by Lasser under this Agreement or any of the documents delivered by Lasser hereunder.

    (b)        Indemnification by the Company. The Company hereby agrees to defend, indemnify and hold harmless Lasser from and against any Claims which may be brought against Lasser and/or which he may suffer or incur as a result of, in respect of, or arising out of (i) the inaccuracy of any representation or warranty made by the Company in this Agreement or any of the documents delivered by the Company hereunder or (ii) the failure of the Company to comply with any covenants or other commitments made by the Company under this Agreement or any of the documents delivered by Lasser hereunder.

    7.        Termination of Employee Arrangements. The terms and provisions of the Employment Arrangements, if any, shall terminate as of the date hereof and shall be null and void and have no force and effect.

    8.        Miscellaneous.

    (a)        Nothing contained in this Separation Agreement, or the fact of its execution or negotiation, shall be admissible evidence in any judicial, administrative, or other legal proceeding, or be construed as an admission of any liability or wrongdoing on the part of any party or of any violation of federal or state statutory or common law or regulation.

    (b)        Each party acknowledges that he or it has entered into this Separation Agreement freely, knowingly, and voluntarily; it is further understood and agreed that this Separation Agreement was reached and agreed to by the parties in order to avoid the expense of litigation, as well as the uncertainties of potential litigation.

    (c)        Each party agrees and acknowledges that he or it has read this Separation Agreement carefully and fully understands all of its provisions. The Company advised Lasser to consult with legal counsel with respect to this Separation Agreement before executing it, and Lasser acknowledges that he has had the opportunity to consult with legal counsel and has in fact consulted with legal counsel regarding the terms and conditions of this Separation Agreement, and that he has had ample time to review this Separation Agreement. By signing below, each party acknowledges that he or it has voluntarily accepted the terms and conditions of this Separation Agreement. Each party to this Agreement acknowledges that such party has been represented by legal counsel in connection with this Agreement and that no provision hereof shall be construed more harshly against any party as drafter.

    (d)        This Separation Agreement constitutes the entire agreement among the parties hereto with respect to all the matters discussed herein, and supersedes all prior or contemporaneous discussions, communications or agreements, expressed or implied, written or oral, by or between the parties.

    (e)        This Separation Agreement shall be construed and enforced in accordance with the laws of the State of Nevada, without regard to principles of conflicts of laws of any jurisdiction.

    (f)        Each party represents and agrees that he or it will keep the terms and conditions of this Separation Agreement completely confidential and will not discuss any information concerning this Separation Agreement, or the background or circumstances giving rise to this Separation Agreement (other than its existence or the fact that Lasser is no longer associated with Company), with anyone, or disclose the existence of or contents of this Separation Agreement, without the written consent of the other party, unless required to do so by law, or court order or as explicitly contemplated by this Agreement, it being understood that Mary Anne Butcher and Lawrence Smith are generally aware of the terms of this Agreement. In the event either party (“1st Party”) is requested in any judicial or administrative proceeding to disclose any such information or matters, such 1st Party will give the other party (“2nd Party”) prompt notice of such request so that an appropriate protective order may be sought. If in the absence of a protective order 1st Party is nonetheless compelled to disclose any such information or matters by a court or authority of competent jurisdiction, 1st Party may disclose such information without liability hereunder; provided, however, that 1st Party gives 2nd Party written notice of the information to be disclosed as far in advance of its disclosure as is practicable and, upon request of 2nd Party, uses its best efforts to obtain assurances that strictly confidential treatment will be accorded to such information. In addition, either party may provide copies of this Separation Agreement to its attorneys or tax advisors, provided that (a) such attorneys or tax advisors agree in writing to keep the existence, terms and provisions hereof strictly confidential or (b) such persons otherwise comply with the terms of this Agreement.

    (g)        The parties acknowledge that the covenants and agreements set forth herein, are of a special, unique and extraordinary character. Accordingly, each party consents and agrees that if it (the “Breaching Party”) violates or breaches any of such provisions, the other party (the “Injured Party”) would sustain irreparable harm and, therefore, in addition to any other remedies which may be available to it, such Injured Party shall be entitled to apply to any court of competent jurisdiction, and such Breaching Party hereby irrevocably agrees to submit to (and not to object to) any such court’s venue and jurisdiction for an injunction restraining the Breaching Party from committing or continuing any such violation of this Separation Agreement, or for such other equitable or special relief that the Injured Party shall deem appropriate in view of such violation. Nothing in this Separation Agreement shall be construed as prohibiting an Injured Party from pursuing any other remedy or remedies including, without limitation, recovery of damages, permitted at law or in equity.

    (h)        If any of the terms, provisions, covenants or agreements contained in this Separation Agreement shall be deemed to be invalid or unenforceable, the remaining terms, covenants and agreements contained in this Separation Agreement shall nevertheless remain in full force and effect and shall be enforced to the fullest extent permitted by law. In the event the Company is acquired or merged with and into another entity, the remaining obligations to Lasser under this Agreement shall be assumed by the buyer or surviving entity, provided that the Company shall remain jointly and severally obligated hereunder. The benefits of this Agreement and Lasser’s obligations hereunder, shall inure to the Company’s successors and assigns, including such buyer or surviving entity.

    (i)        This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. Facsimilie signatures and e-mailed PDF signatures shall be treated as if they are original signatures.

        IN WITNESS WHEREOF, the parties hereto have executed this Separation Agreement as of the date first above written.

CASINO ENTERTAINMENT TELEVISION, INC.

By: /s/ Kent Carasquero

Kent Carasquero

Chairman & CEO

/s/ Stephen B. LasserSTEPHEN
B. LASSER